Exhibit 99.1

OneWater Marine Inc. Announces Fiscal Third Quarter 2020 Results
Strong top- and bottom-line growth and significant market share gains, driven by unprecedented retail demand, flexible and resilient business model and industry-leading team

Fiscal Third Quarter 2020 Highlights:

•	Revenue increased 49% to $408.3 million

•	Same-store sales improved 44%

•	New boat sales increased 59% to $287.0 million

•	Pre-owned boat sales increased 30% to $85.9 million

•	Finance & insurance income increased 66% to $16.6 million

•	Net income increased 24% to $40.6 million

•	Adjusted EBITDA[1] increased 95% to $49.2 million

BUFORD, GA – July 30, 2020 – OneWater Marine Inc. (NASDAQ: ONEW) (“OneWater” or the “Company”) today announced results for its fiscal third quarter ended June 30, 2020.

“The fiscal third quarter 2020 was a record quarter with unprecedented retail demand, resulting in significant growth across all of our core business segments, including new boat sales increasing nearly 59% and our higher margin business, like finance & insurance, accelerating by more than 66%. Our team was resilient and pivoted quickly in an incredibly fluid environment delivering substantial market share gains. Further, our competitive differentiators, including our highly efficient sales process, innovative retail technologies, and strong manufacturer partnerships supported our outperformance of the industry,” commented Austin Singleton, Chief Executive Officer of OneWater. “This summer proved that boating has become one of the top activities for those looking to enjoy the outdoors and spend time with friends and family in a safe, socially distanced way. More importantly, the strength of OneWater’s flexible business model has enabled us to execute incredibly well in a challenging environment and deliver superior performance.”

“We are encouraged that retail sales trends continued in July at a robust pace and the sales backlog for August is building, despite the rapidly changing environment and a strong same-store sales comparison from the prior year,” continued Mr. Singleton. “In addition, we recently enhanced our financial strength by utilizing excess cash to complete the paydown and refinancing of our term debt, which will lead to interest expense savings in excess of $6 million in fiscal year 2021 and offers more flexible covenants and terms. This not only will result in significant savings going forward, but also provides us with added flexibility as we resume our acquisition strategy effective immediately. We are confident that the strength in the marine industry will continue into the 2021 season as customers seek safe outdoor activities that can be enjoyed close to home. Additionally, we are focused on executing on our multi-faceted growth strategy through both acquisitions and the expansion of our high-margin business, which we believe will drive long-term shareholder value.”

1 See reconciliation of Non-GAAP financial measures below.

For the three months ended June 30	2020	2019	$ Change	% Change
	(unaudited, $ in thousands)
Revenues
New boat sales	$286,984	$180,668	$106,316	58.8%
Pre-owned boat sales	85,907	66,114	19,793	29.9%
Finance & insurance income	16,639	10,007	6,632	66.3%
Service, parts & other sales	18,743	18,035	708	3.9%
Total revenues	$408,273	$274,824	$133,449	48.6%

Fiscal Third Quarter 2020 Results

Revenue for the fiscal third quarter 2020 was $408.3 million, an increase of 48.6% compared to $274.8 million in fiscal third quarter 2019, primarily driven by an increase in unit sales of new and pre-owned boats and to a lesser degree, an increase in the average unit price of new and pre-owned boats sold. Same-store sales increased a record 44%, primarily driven by the strong increase in unit sales during the period, with the balance of the increase coming from an increase in average unit price and stores recently acquired. During the fiscal third quarter 2020, the Company realized a 29.9% increase in pre-owned boat sales to $85.9 million from $66.1 million, in the prior year, and an increase of 66.3% in finance & insurance income to $16.6 million from $10.0 million, in the prior year.

Gross profit totaled $94.7 million for the fiscal third quarter 2020, compared to $62.7 million for the fiscal third quarter 2019, driven by the increase in new and pre-owned unit sales and higher finance & insurance income. Gross profit margin of 23.2% increased 40 basis points compared to the prior year due primarily to a shift in the mix and size of boat models sold, the Company’s focus on dynamic pricing, the increase in finance & insurance and the emphasis on meeting customer demand.

Fiscal third quarter 2020 selling, general and administrative expenses totaled $43.2 million, or 10.6% of revenue, compared to $34.7 million, or 12.6% of revenue, in the fiscal third quarter of 2019. The decrease in selling, general and administrative expenses as a percentage of revenue was due mainly to the increased volume of units sold and the cost reduction actions enacted following the acceleration of COVID-19 at the end of March of this year.

Net income for the fiscal third quarter of 2020 totaled $40.6 million, compared to net income of $32.7 million, in the fiscal third quarter of 2019, an increase of 24.3%. The increase is primarily due to the strong growth in sales volume, partially offset by the timing of a $10.4 million reduction in income related to the non-cash change in fair value of warrants recognized in the prior year and higher interest expense and income taxes in the current year. Excluding the income from the non-cash fair value adjustment in the prior year, net income was up $18.3 million or 82.1%

Fiscal third quarter 2020 Adjusted EBITDA (see reconciliation of Non-GAAP financial measures) increased 94.7% to $49.2 million, compared to the fiscal third quarter of 2019.

At June 30, 2020, the Company’s cash and cash equivalents balance was $88.0 million, an increase of $62.9 million compared to $25.1 million at June 30, 2019. The Company also had $10.0 million of availability on its revolving line of credit at June 30, 2020. Subsequent to quarter end, we refinanced our debt facility utilizing approximately $30 million of cash to pay down the facility, accrued interest and expenses. Additionally, the new facility provides an expanded $30 million revolver which remains undrawn. Total inventory at June 30, 2020 decreased to $171.3 million compared to $259.3 million at June 30, 2019, primarily due to the retail sales volume in the quarter and manufacturing shutdowns related to COVID-19 seen at the beginning of the quarter.

2020 Guidance

Given the uncertainty that exists as a result of the COVID-19 pandemic, OneWater will not be providing financial guidance for fiscal year 2020. OneWater will give full-year fiscal 2021 guidance on its fiscal fourth quarter and year-end 2020 earnings conference call later in 2020.

Conference Call and Webcast

OneWater will host a conference call to discuss its fiscal third quarter 2020 earnings on Thursday, July 30, 2020 at 8:30 am Eastern time. The conference call may be accessed by dialing (866) 220-5793 in the U.S./Canada or (615) 622-8064 for participants outside the U.S./Canada using the Conference ID #6766683. This call is being webcast and can be accessed through the “Events” section of the Company’s website at https://investor.onewatermarine.com/ where it will be archived for one year.

About OneWater Marine Inc.

OneWater Marine Inc. is one of the largest and fastest-growing premium recreational boat retailers in the United States. OneWater operates 63 stores throughout 11 different states, eight of which are in the top twenty states for marine retail expenditures. OneWater offers a broad range of products and services and has diversified revenue streams, which include the sale of new and pre-owned boats, parts and accessories, finance and insurance products, maintenance and repair services and ancillary services such as boat storage.

Non-GAAP Financial Measures and Key Performance Indicators

This press release and our related earnings call contain certain non-GAAP financial measures, including Adjusted EBITDA as a measure of our operating performance. Management believes these measures may be useful in performing meaningful comparisons of past and present operating results, to understand the performance of the Company’s ongoing operations and how management views the business. Reconciliations of reported GAAP measures to adjusted non-GAAP measures are included in the financial schedules contained in this press release. These measures, however, should not be construed as an alternative to any other measure of performance determined in accordance with GAAP. Because our non-GAAP financial measures may be defined differently by other companies, our definition of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. We have not reconciled non‐GAAP forward-looking measures to their corresponding GAAP measures because certain items that impact these measures are unavailable or cannot be reasonably predicted without unreasonable efforts.

Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) before interest expense – other, income taxes, depreciation and amortization and other (income) expense, further adjusted to eliminate the effects of items such as the change in the fair value of warrants, gain (loss) on settlement of contingent consideration and transaction costs.

Our board of directors, management team and lenders use Adjusted EBITDA to assess our financial performance because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and other items (such as the fair value adjustment of the warrants, gain or loss on settlement contingent consideration and transaction costs) that impact the comparability of financial results from period to period. We present Adjusted EBITDA because we believe it provides useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP. Adjusted EBITDA is not a financial measure presented in accordance with GAAP. We believe that the presentation of this non-GAAP financial measure will provide useful information to investors and analysts in assessing our financial performance and results of operations across reporting periods by excluding items we do not believe are indicative of our core operating performance.

Same-Store Sales

We define same-store sales as sales from our stores excluding new and acquired stores. New and acquired stores become eligible for inclusion in the comparable store base at the end of the store’s thirteenth month of operations under our ownership and revenues are only included for identical months in the same-store base periods. Stores relocated within an existing market remain in the comparable store base for all periods. Additionally, amounts related to closed stores are excluded from each comparative base period. We use same-store sales to assess the organic growth of our revenue on a same-store basis.  We believe that our assessment on a same-store basis represents an important indicator of comparative financial results and provides relevant information to assess our performance.

Cautionary Statement Concerning Forward-Looking Statements

This press release and statements made during the above referenced conference call may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including regarding our strategy, future operations, financial position, prospects, plans and objectives of management, growth rate and its expectations regarding future revenue, operating income or loss or earnings or loss per share. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “will be,” “will likely result,” “should,” “expects,” “plans,” “anticipates,” “could,” “would,” “foresees,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “outlook” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. These forward-looking statements are not guarantees of future performance, but are based on management’s current expectations, assumptions and beliefs concerning future developments and their potential effect on us, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Our expectations expressed or implied in these forward-looking statements may not turn out to be correct.

Important factors, some of which are beyond our control, that could cause actual results to differ materially from our historical results or those expressed or implied by these forward-looking statements include the following: decline in demand for our products and services, the seasonality and volatility of the boat industry, our acquisition strategies, the inability to comply with the financial and other covenants and metrics in our credit facilities, cash flow and access to capital, effects of the COVID-19 pandemic on the Company’s business, the timing of development expenditures, and other risks. More information on these risks and other potential factors that could affect our financial results is included in our filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the prospectus filed in connection with our initial public offering. Any forward-looking statement speaks only as of the date as of which such statement is made, and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.

Investor or Media Contact:
Jack Ezzell
Chief Financial Officer
IR@OneWaterMarine.com

ONEWATER MARINE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands except per share data)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
Revenues
New boat sales	$286,984	$180,668	$512,999	$375,160
Pre-owned boat sales	85,907	66,114	166,720	122,043
Finance & insurance income	16,639	10,007	29,047	18,525
Service, parts & other sales	18,743	18,035	43,168	43,144
Total revenues	408,273	274,824	751,934	558,872

Gross Profit
New boat gross profit	53,607	32,441	94,233	66,831
Pre-owned boat gross profit	15,041	10,637	27,825	19,847
Finance & insurance gross profit	16,639	10,007	29,047	18,525
Service, parts & other gross profit	9,398	9,646	20,353	20,571
Total gross profit	94,685	62,731	171,458	125,774

Selling, general and administrative expenses	43,152	34,713	103,738	83,890
Depreciation and amortization	824	691	2,375	1,883
Transaction costs	31	419	3,393	1,161
Gain on settlement of contingent consideration	-	(19)	-	(1,674)
Income from operations	50,678	26,927	61,952	40,514

Other expense (income)
Interest expense – floor plan	2,298	2,734	7,482	6,730
Interest expense – other	3,082	1,869	7,392	4,391
Change in fair value of warrant liability	-	(10,373)	(771)	(2,773)
Other (income) expense, net	(61)	17	106	(73)
Total other expense (income), net	5,319	(5,753)	14,209	8,275
Income before income tax expense	45,359	32,680	47,743	32,239
Income tax expense	4,737	-	5,209	-
Net income	40,622	32,680	42,534	32,239

Less: Net income attributable to non-controlling interests	-	(772)	(350)	(1,318)
Net income attributable to One Water Marine Holdings, LLC		$31,908		$30,921
Less: Net income attributable to non-controlling interests of One Water Marine Holdings, LLC	(26,255)		(26,732)
Net income attributable to OneWater Marine Inc	$14,367		$15,452

Earnings per share of Class A common stock – basic (1)	$2.36		$2.54
Earnings per share of Class A common stock – diluted (1)	$2.36		$2.54

Basic weighted-average shares of Class A common stock outstanding (1)	6,088		6,088
Diluted weighted-average shares of Class A common stock outstanding (1)	6,097		6,093

(1)
Represents earnings per share of Class A common stock and weighted-average shares of Class A common stock outstanding for the period from February 11, 2020 through June 30, 2020, the period following the organizational transactions and OneWater Marine Inc.’s initial public offering (“IPO”).

ONEWATER MARINE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands, except par value and share data)
(Unaudited)
	June 30, 2020	June 30, 2019
Cash	$87,989	$25,074
Restricted cash	3,080	1,360
Accounts receivable	57,439	31,064
Inventories	171,300	259,253
Prepaid expenses and other current assets	10,880	2,658
Total current assets	330,688	319,409

Property and equipment, net	16,785	30,575

Other assets:
Deposits	356	337
Deferred tax asset	2,845	-
Identifiable intangible assets	61,304	57,584
Goodwill	113,059	106,127
Total other assets	177,564	164,048
Total assets	$525,037	$514,032

Accounts payable	$25,154	$11,333
Other payables and accrued expenses	20,414	17,287
Customer deposits	12,851	5,168
Notes payable – floor plan	176,061	235,010
Current portion of long-term debt	8,435	5,479
Total current liabilities	242,915	274,277

Other long-term liabilities	1,512	-
Warrant liability	-	49,450
Long-term debt, net of current portion and unamortized debt issuance costs	108,780	69,345
Total liabilities	353,207	393,072

Redeemable preferred interest in subsidiary	-	84,230

Members’ equity	-	30,819
Preferred stock, $0.01 par value, 1,000,000 shares authorized, none issued and outstanding as of June 30, 2020 and June 30, 2019	-	-
Class A common stock, $0.01 par value, 40,000,000 shares authorized, 6,087,906 shares issued and outstanding as of June 30, 2020 and none issued and outstanding as of June 30, 2019	61	-
Class B common stock, $0.01 par value, 10,000,000 shares authorized, 8,462,392 shares issued and outstanding as of June 30, 2020 and none issued and outstanding as of June 30, 2019	85	-
Additional paid-in capital	56,683	-
Retained earnings	15,452	-
Total stockholders’ equity attributable to OneWater Marine Inc. and members’ equity	72,281	30,819
Equity attributable to non-controlling interests	99,549	5,911
Total stockholders’ and members’ equity	171,830	36,730
Total liabilities, stockholders’ and members’ equity	$525,037	$514,032

ONEWATER MARINE INC.
Reconciliation of Net Income to Adjusted EBITDA
($ in thousands)
(Unaudited)

	Three months ended June 30,		Nine months ended June 30,
Description	2020	2019	2020	2019
Net income	$40,622	$32,680	$42,534	$32,239
Interest expense – other	3,082	1,869	7,392	4,391
Income taxes	4,737	-	5,209	-
Depreciation and amortization	824	691	2,375	1,883
Gain on settlement of contingent consideration	-	(19)	-	(1,674)
Transaction costs (1)	31	419	3,393	1,161
Change in fair value of warrant liability (2)	-	(10,373)	(771)	(2,773)
Other (income) expense, net	(61)	17	106	(73)
Adjusted EBITDA	$49,235	$25,284	$60,238	$35,154

(1)	Consists of transaction costs related to the Company’s fiscal year 2019 acquisitions and costs related to the Company’s IPO.

(2)
Represents the non-cash expense recognized during the period for the change in the fair value of the warrants, which were exercised at the IPO, that were previously accounted for as a liability on our balance sheets.